ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-132747 Dated December 7, 2007

Performance Securities with Partial Protection

Linked to a Global Index Basket

Strategic Alternatives to Indexing

UBS AG $•   Securities linked to a Global Index Basket due on or about December 21, 2012

Investment Description

The Performance Securities with Partial Protection (the “Securities”) are Securities issued by UBS AG (“UBS”) linked to the performance of a Global Index Basket. The Securities provide enhanced exposure to potential price appreciation in a global basket of equity indices, as well as protection at maturity of 20% of your principal. At maturity, if the Basket Return is positive, you will receive your principal, plus an additional payment based on the Basket Return, multiplied by a Participation Rate. If the Basket Return is between 0% and -20% (inclusive), you will receive your full principal. If the Basket Return is below -20%, you will lose 1% (or a fraction thereof) of your principal for every 1% (or fraction thereof) that the Basket Return is below -20%. Accordingly, if the Basket declines by more than -20% over the term of the Securities, you may lose some of your principal.

Features
☐	Growth Potential – The Securities provide the opportunity to receive enhanced equity returns by multiplying the positive Basket Return by a Participation Rate. The Securities are not subject to a maximum gain.
☐	Partial Protection of Capital – At maturity, you will receive a cash payment equal to at least 20% of your invested principal.
☐	Diversification – The Securities provide diversification within the equity portion of your portfolio through exposure to a global basket of indices and their respective constituent stocks (“Basket Constituent Stocks”).

Key Dates*

Trade Date	December 18, 2007
Settlement Date	December 21, 2007
Final Valuation Date	December 18, 2012
Maturity Date	December 21, 2012
*	Expected. In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Securities remains the same.
Security Offering

We are offering Performance Securities with Partial Protection Linked to a Global Index Basket. The Securities are linked to a basket of indices consisting of the Dow Jones EURO STOXX 50® Index, the Nikkei® 225 Index, the MSCI® Emerging Markets IndexSM, the S&P MidCap 400® Index and the Russell 2000® Index (the “Basket”). The Securities are not subject to a predetermined maximum gain. The Securities are offered at a minimum investment of $1,000.

Securities	Participation Rate	Basket Starting Level	CUSIP	ISIN
Performance Securities with Partial Protection linked to a Global Index Basket	108% to 114%	100	90261JBK8	US90261JBK88

See “Additional Information about UBS and the Securities” on page 2. The Securities we are offering will have the terms set forth in the Performance Securities with Partial Protection product supplement, the accompanying prospectus and this free writing prospectus. See “Key Risks” on page 5 and the more detailed “Risk Factors” beginning on page PS-9 of the product supplement for risks related to an investment in the Securities. The Securities do not guarantee any return of principal in excess of $200.00 per $1,000.00 invested. A basket return of less than -20% at maturity will result in a loss of principal.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	100%	3.00%	97.00%
Total

UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the Securities, which we refer to as the “product supplement” and an Index supplement for various securities we may offer, including the Securities, which we refer to as the “Index supplement”) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the product supplement if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Product supplement dated August 27, 2007:

http://www.sec.gov/Archives/edgar/data/1114446/000139340107000090/v086113_pspp-prosup.htm

♦	Index Supplement dated August 27, 2007

http://www.sec.gov/Archives/edgar/data/1114446/000139340107000087/v085367_debtsec-prosup.htm

♦	Prospectus dated March 27, 2006:

http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. References to the “product supplement” mean the UBS product supplement, dated August 27, 2007, references to the “Index supplement” mean the UBS Index supplement, dated August 27, 2007, and references to “accompanying prospectus” mean the UBS prospectus, dated March 27, 2006.

Investor Suitability

The Securities may be suitable for you if:

♦	You seek an investment with a return linked to the performance of the Basket.
♦	You seek an investment that offers partial principal protection when the Securities are held to maturity.
♦	You are willing to hold the Securities to maturity.
♦	You do not seek current income from your investment.
♦	You are willing to invest in the Securities based on the range indicated for the Participation Rate (the actual Participation Rate will be determined on the Trade Date)

The Securities may not be suitable for you if:

♦	You are unable or unwilling to hold the Securities to maturity.
♦	You seek an investment that is 100% principal protected.
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
♦	You seek current income from your investment.
♦	You seek an investment for which there will be an active secondary market.
What are the tax consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-25 of the product supplement.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid forward contract with respect to the Basket Indices. If your Securities are so treated, you would generally recognize capital gain or loss upon the sale or maturity of your Securities equal to the difference between the amount realized and the amount you paid for your Securities. Such gain or loss would generally be long-term capital gain or loss if you held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that the Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-26 of the product supplement.

Indicative Terms

Issuer	UBS AG, Jersey Branch
Principal Amount per Security	$1,000 per Security
Term	5 years
Index Basket and Weightings	The Securities are linked to a Basket consisting of the following indices:
25% Dow Jones EURO STOXX 50® Index
20% Nikkei® 225 Index
20% MSCI® Emerging Markets IndexSM
20% S&P MidCap 400® Index
15% Russell 2000® Index
(each a “Basket Index” or collectively the “Basket Indices”)
Protection Percentage	20%
Participation Rate	108% – 114%. The actual Participation Rate will be determined on the Trade Date.
Averaging Dates	October 18, 2012, November 19, 2012 and December 18, 2012 (the “Final Valuation Date”).
Payment at Maturity	Investors will receive a cash payment at maturity that is based on the Basket Return:
➢ If the Basket Return is positive, you will receive 100% of your principal plus an additional payment equal to your principal × the Basket Return × the Participation Rate.
➢ If the Basket Return is between 0% and -20%, you will receive 100% of your principal.
➢ If the Basket Return is less than -20%, you will lose 1% (or a fraction thereof) of your principal that the Basket Return is below -20%.
Accordingly, if the Basket has declined by more than 20% over the term of the Securities, you may lose 80% of your principal.
Basket Return	Basket Ending Level - Basket Starting Level Basket Starting Level
Basket Starting Level	Set equal to 100 on the Trade Date.
Basket Ending Level	The arithmetic average of the Averaging Date Basket Levels
Averaging Date Basket Level	The Basket Level on each Averaging Date will be calculated as follows:
100 × [1 + (Dow Jones EURO STOXX 50® Index Return × 25%) + (Nikkei® 225 Index Return × 20%) + (MSCI® Emerging Markets IndexSM Return × 20%) + (S&P MidCap 400® Index Return × 20%) + (Russell 2000® Index Return × 15%)], where the return for each Basket Index is the performance of the respective Basket Index, calculated as the percentage change from the respective index closing level on the Trade Date to the respective index closing levels on the Averaging Dates.

Index Starting Level	The Index Starting Level of each Basket Index is the closing level of the particular Basket Index on the trade date.
Index Ending Level	For purposes of calculating the Index Return on a particular Averaging Date, the Index Ending Level of each Basket Index is the closing level of the particular Basket Index on that Averaging Date.
Index Return	The Index Return will be calculated with respect to each Basket Index on each Averaging Date, including the Final Valuation Date, as follows:

Index Ending Level - Index Starting Level

Index Starting Level

Determining Payment at Maturity

If the Basket Return is lower than -20%, you will lose 1% of the principal amount of your Securities for every 1% that the Basket Return is below -20%. Accordingly, for each $1,000 invested, your payment at maturity will be calculated as follows:

$1,000 + [$1,000 × (Basket Return +
the Protection Percentage)]

As such, you could lose up to 80% of your principal depending on how much the Basket declines.

Hypothetical Examples and Return Table of the Securities at Maturity

The following scenario analysis and examples assume a Participation Rate of 112% and a range of Basket Returns from +50% to -50%. The actual Participation Rate will be set on the Trade Date.

Example 1: The level of the Basket increases from a Basket Starting Level of 100 to a Basket Ending Level of 110. Because the Basket Ending Level is 110 and the Basket Starting Level is 100, the Basket Return is positive and calculated as follows:

(110 – 100)/100 = 10%

Because the Basket Return is equal to 10%, the payment at maturity is equal to $1,112 per $1,000 principal amount of Security calculated as follows:

$1,000 + ($1,000 × 10% × 112%) = $1,112

Example 2: The level of the Basket decreases from a Basket Starting Level of 100 to a Basket Ending Level of 90. Because the Basket Ending Level is 90 and the Basket Starting Level is 100, the Basket Return is negative and calculated as follows:

(90 – 100)/100 = -10%

Because the Basket Return is equal to -10%, which is within the principal protection range of 0% and -20%, the payment at maturity is equal to $1,000 per $1,000 principal amount of Security.

Example 3: The level of the Basket decreases from a Basket Starting Level of 100 to a Basket Ending Level of 70. Because the Basket Ending Level is 70 and the Basket Starting Level is 100, the Basket Return is negative and calculated as follows:

(70 – 100)/100 = -30%

Because the Basket Return is equal to -30%, which is outside the principal protection range of 0% to -20%, the payment at maturity is equal to $900 per $1,000 principal amount of Security calculated as follows:

$1,000 + [$1,000 × (-30% + 20%)] = $900

Accordingly, if the Basket declines by more than -20% over the term of the Securities, you may lose some of your principal.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the offering of Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Partial principal protection only applies if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. If you sell your Securities in the secondary market prior to maturity, you may have to sell them at a significant discount and will not benefit from the principal protection of 20% of the principal amount of your Securities.
♦	The Securities are not fully principal protected and you may lose up to 80% of your initial investment — The Securities are not fully principal protected. The Securities differ from ordinary debt securities in that we will not pay you 100% of your principal amount if the Basket Return is below -20%. In that event, you will lose 1% (or a fraction thereof) of your principal amount for each percentage point (or fraction thereof) that the Basket Return is below -20%. Accordingly, you may lose up to 80% of your initial investment in the Securities.
♦	Changes in the levels of the Basket Indices may offset each other — The Securities are linked to a weighted basket composed of the Basket Indices. At a time when the level of one or more Basket Indices increases, the level of one or more other Basket Indices may not increase as much or may even decline. Therefore, in calculating the Basket Ending Level, increases in the level of one or more of the Basket indices may be moderated, or offset, by lesser increases or declines in the level of one or more other Basket Indices.
♦	The payment on your Securities is linked to an average of the return on the Basket — The amount that you will be paid on your Securities at maturity will depend upon the arithmetic average of the weighted Index Returns of the respective Basket Indices on each of the Averaging Dates, including the final valuation date. As a result, the payment at maturity may be significantly less than it would have been had the calculation of the Basket Return been linked to the actual return on the respective Basket Indices over the life of the Securities.
♦	No interest or dividend payments or voting rights — As a holder of the Securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Basket Constituent Stocks would have.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any Securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial loss.
♦	Owning the Securities is not the same as owning the Basket Constituent Stocks — The return on your Securities may not reflect the return you would realize if you actually owned the constituents of a Basket Index or the Basket Indices. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the life of the Securities.
♦	Credit of UBS — An investment in the Securities is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Securities.
♦	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the levels of the Basket Indices; the volatility of the Basket Indices; the dividend rate paid on the Basket Constituent Stocks; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory, judicial or other events; and the creditworthiness of UBS.
♦	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial offering price since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
♦	Potential of UBS transactions to impact on price — Trading or transactions by UBS or its affiliates in a Basket Index or the Basket Indicies and/or over-the-counter options, futures or other instruments with returns linked to the performance of a Basket Index or the Basket Indices, may adversely affect the market price of the Basket Index or the Basket Indices and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the Basket Constituent Stocks, which may present a conflict between the interests of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of UBS, will determine the payment at maturity based on observed levels of the Basket Indices in the market. The calculation agent can postpone the determination of the Maturity Date if a market disruption event occurs and is continuing on the Final Valuation Date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities. Any such research, opinions or recommendations could affect the value of the Basket Indices or the Basket Constituent Stocks, and therefore the market value of the Securities.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.
♦	The Basket Return will not be adjusted for changes in exchange rates relative to the U.S. Dollar, but the Securities will have some exposure to exchange rate fluctuations — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks included in the Basket Indices are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity. However, because one of the Basket Indices (the MSCI Emerging Markets IndexSM) — but not its Basket Constituent Stocks — is denominated in U.S. dollars, you will have foreign currency exposure with respect to that Basket Index, and the value of your Securities will be affected by exchange rate fluctuations between the U.S. dollar and the currencies in which such Basket Constituent Stocks are based. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, the value of your Securities may increase or decrease at maturity.
♦	Non-U.S. securities markets risks — The Basket Constituent Stocks are issued by non-U.S. companies in non-U.S. securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. This may have a negative impact on the performance of the Securities, which may have an adverse effect on the offering of Securities.
♦	Risks associated with emerging markets — An investment in the Securities will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

The Dow Jones EURO STOXX 50® Index (SX5E)

The Dow Jones EURO STOXX 50® Index is sponsored by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Group. As discussed more fully in the Index supplement under the heading “Underlying Indices and Underlying Index Publishers – Dow Jones EURO STOXX 50® Index”, the Dow Jones EURO STOXX 50® Index is a free float-adjusted market capitalization index that seeks to provide exposure to European large capitalization equity securities. The Dow Jones EURO STOXX 50® Index universe is defined as all components of the 18 Dow Jones EURO STOXX Supersector indices. The Dow Jones EURO STOXX Supersector indices represent the Eurozone portion of the Dow Jones STOXX Total Market Index, which in turn covers 95% of the total market capitalization of the stocks traded on the major exchanges of 12 European countries. The Dow Jones EURO STOXX 50® Index universe includes Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The Dow Jones EURO STOXX 50® Index is reported on Bloomberg L.P. under the ticker symbol “SX5E”.

The accompanying graph illustrates the performance of the Dow Jones EURO STOXX 50® Index from 10/31/97 to 12/5/07 as reported on Bloomberg L.P. The historical levels of the Dow Jones EURO STOXX 50® Index should not be taken as an indication of future performance. The Dow Jones EURO STOXX 50® Index closing level on December 5, 2007 was 4410.00.

Source: Bloomberg L.P.

The Nikkei 225SM Index (NKY)

The Nikkei 225® Index is sponsored by Nihon Keizai Shimbun, Inc. As discussed more fully in the Index supplement under the heading “Underlying Indices and Underlying Index Publishers – Nikkei 225® Index”, the Nikkei 225® Index is a modified, price-weighted average of 225 Japanese companies listed in the First Section of the Tokyo Stock Exchange that represent a broad cross-section of Japanese industry. All Nikkei 225® Index constituent stocks trade in YEN on the Tokyo Stock Exchange, one of the world’s largest securities exchanges in terms of market capitalization. The 225 companies included in the Nikkei 225® Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. The Nikkei 225® Index is reported on Bloomberg L.P. under the ticker symbol “NKY”.

The accompanying graph illustrates the performance of the Nikkei 225® Index from 10/31/97 to 12/5/07 as reported on Bloomberg L.P. The historical levels of the Nikkei 225® Index should not be taken as an indication of future performance. The Nikkei 225® Index closing level on December 5, 2007 was 15608.88.

Source: Bloomberg L.P.

The MSCI® Emerging Markets IndexSM (MXEF)

The MSCI® Emerging Markets IndexSM is sponsored by Morgan Stanley Capital International. As discussed more fully in the Index supplement under the heading “Underlying Indices and Underlying Index Publishers – MSCI® Emerging Markets IndexSM”, the MSCI® Emerging Markets IndexSM is a free float-adjusted market capitalization index that is designed to measure equity market performance in the global emerging markets. As of December 5, 2007, the MSCI® Emerging Markets IndexSM consisted of the following 29 emerging market country indices: Argentina, Bermuda, Brazil, Cayman Islands, Chile, China, Colombia, Czech Republic, Egypt, Hungary, Hong Kong, India, Indonesia, Israel, Jordan, Luxembourg, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, and Turkey. The Index employs a 15% cap on the weight of any single country in the portfolio. The MSCI® Emerging Markets IndexSM is reported on Bloomberg L.P. under the ticker symbol “MXEF”.

The accompanying graph illustrates the performance of the MSCI® Emerging Markets IndexSM from 10/31/97 to 12/5/07 as reported on Bloomberg L.P. The historical levels of the MSCI® Emerging Markets IndexSM should not be taken as an indication of future performance. The MSCI® Emerging Markets IndexSM closing level on December 5, 2007 was 1269.44.

Source: Bloomberg L.P.

The S&P MidCap 400® Index (MID)

We have derived all information regarding the S&P MidCap 400® Index contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). We do not assume any responsibility for the accuracy or completeness of such information. S&P has no obligation to continue to publish the S&P MidCap 400®, and may discontinue publication of the S&P MidCap 400®. The S&P MidCap 400 Index is determined, comprised and calculated by Standard & Poor’s without regard to the Securities.

Introduced in 1991, the S&P MidCap 400® Index is intended to provide a benchmark for performance measurement of the medium capitalization segment of the United States equity markets. It tracks the stock price movement of 400 companies with mid-sized market capitalizations, ranging, as of December 2007 from $1.5 billion to $5.5 billion. As of December 5, 2007, 289 companies or 75% of the S&P MidCap 400® Index traded on the New York Stock Exchange, 109 companies or 24.2% of the S&P MidCap 400® Index traded on The Nasdaq Stock Market and 2 companies or 0.8% of the S&P MidCap 400 ® Index traded on the American Stock Exchange. As of December 5, 2007, the aggregate market value of the 400 companies included in the S&P MidCap 400® Index represented approximately 7% of the aggregate market value of stocks included in the Standard & Poor’s Stock Guide Database of domestic common stocks traded in the United States, excluding American depositary receipts and shares of real estate investment trusts, limited partnerships and mutual funds. Standard & Poor’s chooses companies for inclusion in the S&P MidCap 400® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the medium capitalization segment of the United States equity market. Relevant criteria employed by Standard & Poor's include U.S. company status, a market cap range between $1 billion and $4.5 billion, financial viability, adequate liquidity and reasonable price, a public float of at least 50%, sector representation, and status as an operating company. Ten main groups of companies comprise the S&P MidCap 400® Index with the number of companies as of December 5, 2007 included in each group indicated in parentheses: consumer discretionary (77), consumer staples (15), energy (22), financials (63), health care (43), industrials (59), information technology (65), materials (27), telecommunication services (2) and utilities (26). Standard & Poor’s may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P MidCap 400® Index to achieve the objectives stated above.

S&P calculates the S&P MidCap 400® by reference to the prices of the stocks included in the S&P MidCap 400® ( the “component stocks”) without taking account of the value of dividends paid on such stocks.

Computation of the S&P MidCap 400®

On any given day, the value of the the S&P MidCap 400® is the quotient of the total float-adjusted market capitalization of the S&P MidCap 400®’s component stocks and its divisor. Prior to March 2005, the market value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In September 2004, S&P announced that it would transition to using a “float-adjusted” number of shares to calculate the S&P MidCap 400®, meaning that, with respect to each component stock, only the number of shares of such stock available to investors, rather than all of the outstanding shares, would be used to determine the component stock’s market value. The transition to float adjustment took place in two steps. The first step took place in March 2005, when S&P began calculating market value as the product of the market price per share and the average of the number of outstanding shares and the float-adjusted number of shares of a component stock. The second step took place in September 2005, when S&P began using only the float-adjusted number of shares to calculate market value.

S&P maintains the index to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

♦	the issuance of stock dividends;
♦	the granting to shareholders of rights to purchase additional shares of stock;
♦	the purchase of shares by employees pursuant to employee benefit plans;
♦	consolidations and acquisitions;
♦	the granting to shareholders of rights to purchase other securities of the issuer;
♦	the substitution by S&P of particular component stocks in the S&P MidCap 400®; or
♦	other reasons.

Continuity in the S&P MidCap 400®’s value is maintained by adjusting the divisor for changes in the components’ share capital after the base date of June 28, 1991, on which the base level was set to 100. The divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the S&P MidCap 400®. By adjusting the divisor, the level of the S&P MidCap 400® remains constant and does not reflect the corporate actions of the individual companies in the S&P MidCap 400®. Index divisor adjustments are made after the close of trading and after the calculation of the S&P MidCap 400® closing level.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the S&P MidCap 400® or any successor index. S&P does not guarantee the accuracy or the completeness of the S&P MidCap 400® or any data included in the S&P MidCap 400®. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the S&P MidCap 400®. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the S&P MidCap 400® or the manner in which the S&P MidCap 400® is applied in determining the amount payable at maturity.

Historical Performance of the S&P MidCap 400®Index

The accompanying graph illustrates the performance of the S&P MidCap 400® Index from 10/31/97 to 12/5/07 as reported on Bloomberg L.P. The historical levels of the S&P MidCap 400® Index should not be taken as an indication of future performance. The S&P MidCap 400® Index closing level on December 5, 2007 was 866.69.

Source: Bloomberg L.P.

License Agreement with Standard and Poor’s

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the S&P 500, in connection with securities, including the Securities. The S&P 500 is owned and published by S&P. The license agreement between S&P and UBS provides that the following language must be set forth in this prospectus supplement: The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the S&P 500 to track general stock market performance. S&P’s only relationship to UBS is the licensing of certain trademarks and trade names of S&P and of the S&P 500 which is determined, composed and calculated by S&P without regard to UBS or the Securities. S&P has no obligation to take the needs of UBS or the owners of the Securities into consideration in determining, composing or calculating the S&P 500. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 OR ANY DATA INCLUDED THEREIN.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s,” “S&P,” “S&P 500,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by UBS. The Securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Securities.

The Russell 2000®Index (RTY)

The Russell 2000® Index (the “Russell 2000 Index”) is published by the Frank Russell Company. As discussed more fully in the Index supplement under the heading “Underlying Indices and Underlying Index Publishers – Russell 2000®Index,” the Russell 2000 Index measures the composite price performance of the smallest 2000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the United States equity market. The Russell 2000 Index value is calculated by adding the market values of the index’s component stocks and then dividing the derived total market capitalization by the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986.

The accompanying graph illustrates the peformance of the Russell 2000® Index from 10/31/97 to 12/5/07 as reported on Bloomberg L.P. The historical levels of the Russell 2000® Index should not be taken as an indication of future performance. The Russell 2000® Index closing level on December 5, 2007 was 765.64.

Source: Bloomberg L.P.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of September 30, 2007 (unaudited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	422,254	362,705
Total Debt	422,254	362,705
Minority Interest(2)	6,160	5,291
Shareholders’ Equity	48,229	41,427
Total capitalization	476,643	409,424
(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.85897 (the exchange rate in effect as of September 30, 2007).

Structured Product Categorization

To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the Securities, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The description below is intended to describe generally the four categories of Structured Products and the types of principal protection, if any, which may be offered on those products, but it should not be relied upon as a description of any particular Structured Product.

➢	Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.
➢	Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
➢	Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
➢	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Partial protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset does decline below the specified threshold, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset.

In order to benefit from any type of principal protection, investors must hold the security to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.